Exhibit 4.7

Vedanta Limited Share Plan: Employee Stock Option Scheme (ESOS) 2016

Employee Stock Option Scheme 2016 is a conditional share plan for rewarding performance on pre-determined performance criteria and continued employment with the Company1. The pre-determined performance criteria shall focus on rewarding employees for company performance vis-à-vis competition and also for achievement of internal operational metrics. This document highlights the proposed scheme structure along with salient features of the plan for the consideration of Senior Management of Vedanta Ltd.

a.	Vesting: The number of options granted shall have both performance based and tenure based vesting component. The performance period for performance based option (TSR) will be a maximum of 36 months from the date of approval of the scheme i.e., 28th Oct 2016 to 27th Oct 2019 and the performance period for tenure based option shall be 36 months from the date of grant i.e., 15th Dec 2016 to 15th Dec 2019.

However, the overall vesting basis TSR & Tenure will be on completion of 36 months from the date of grant i.e., 15th Dec 2019. However, for an employee to be eligible for performance – based vesting, he/she should continue to be in employment as on the date of vesting i.e., 15th Dec 2019.

The percentage of performance and tenure based grant shall vary by the management level. The proposed bifurcation is as under:

	Vedanta Limited Plan
Grade	Performance (Basis TSR)	Tenure (3 Years)
EXCO	100%	0%
Business Exco	100%	0%
Non Ex Co - P, M1,M2	80%	20%
M3-M7	60%	40%

The number of shares required and the cost estimates are presented in the table below. Note that these numbers assume full vesting:

Share Usage and Cost	Details
Total # of Vedanta Ltd. Shares Required for First Cycle	80,00,000
Current Paid – Up Shares	2,965,004,871
% of Current Paid up # of Shares	0.25%
Total Employee Covered	1116

2.	Performance Condition

Performance conditions as proposed for the scheme:

Relative Total Shareholder Return (RTSR): It is proposed to have the Group’s relative Total Shareholder Return (“TSR”) performance against the peer group of resource companies and continued employment with the Group as conditions of performance

The vesting of ESOS options will be dependent on the Company’s performance - measured in terms of Total Shareholder Return (‘TSR’) (being the movement in a company’s share price plus reinvested dividends), compared over the performance period with the performance of the companies in Comparator basket given below.

The extent to which an award vests will depend on the Company’s TSR performance against a group of peer companies (“Comparator Group”) at the end of the performance period defined above.

In the event of de-listing of a particular comparator company during the performance measurement period, the remuneration committee holds the right to either introduce a new company to the comparator group or modify the payout matrix based on ranking.

Comparators Basket :

	ZINC (2)	Oil & Gas (2)	Aluminium (2)	Copper (2)	Iron Ore (2)	Diversified (5)
Global Group – 15 Companies	Bolliden	CNOOC Limited	Alcoa	First Quantum	Vale	BHP Billiton

	Korean Zinc Inc	Santos	Rusal	Antofagasta	Fortescue	Anglo American

South32

Glencore Xstrata

Rio Tinto

Indian Group – 6 Companies	Hindalco	Tata Steel	JSW	Adani Power	Reliance Industries	ONGC

3.	Weighting % for Vesting

Vesting shall be contingent on relative TSR performance against two peer groups:

Comparator Group	Vedanta Limited
Global Group	60%
Indian Group	40%
Performance Indicator	Relative TSR Performance

The number of Performance Shares vesting basis this performance measure will depend on the ranking of Vedanta Ltd. vis-à-vis aforementioned comparator groups. In the event of de-listing of a particular comparator company during the performance measurement period, the remuneration committee holds the right to either introduce a new company to the comparator group or modify the payout matrix based on ranking.

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Global Group :

Rank	% of Shares That Vest
1 to 2	100%
3	90%
4	75%
5	60%
6-7	45%
8	30% (Median)
9 to 16	0%

Indian Group :

Rank	% of Shares That Vest
1	100%
2	75%
3	50%
4	30% (Median)
5 - 7	0%

4.	Exercise Price: The exercise payable by employee shall be face value of the share i.e. INR 1.00.

5.	Exercise Period: Employees shall have 6 months to exercise the vested Performance Shares. Any Performance Shares that are not exercised within this period shall lapse and be available for future grants

6.	Administration: It is proposed that the scheme is managed through an ESOP trust in India. The trust shall be funded by the company to purchase shares from the secondary market. A summary of SEBI Guidelines on Trust has been presented in Annexure 1 of this document. The scheme shall be administered through a third party appointed by the Company (i.e., ESOP Direct)

7.	Employee Selection: The selection of plan participants shall be done basis employee grade, function, performance, potential (similar to current process using a 9 box grid) and any other criteria which in the view of NRC should be considered in determining the grant size for an employee.

8.	Accounting: Accounting of the plan will be as per SEBI Share Based Employee Regulations, 2014. Under IND-AS, the accounting shall be done on fair value basis. Expensing will be done on a fair-value basis.

9.	Termination Provisions: Treatment of unvested and vested but unexercised options is summarized below:

	Unvested	Vested but Unexercised
Death	Vest in full	Full term to exercise
Disability	Vest in full	Full term to exercise
Retirement	Vest on prorated basis.	Full term to exercise
Resignation	Forfeited	Forfeited
Termination for Cause	Forfeited	Forfeited
Change in Control	To be decided by NRC	To be decided by NRC
Leaver Policy	Policy of Good Leaver / Bad Leaver will be applicable in the event of death, disability, retirement, resignation, transfer etc.

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Annexure 1:

•	Trust and Trustees: Any person who is a director, key managerial personnel (KMP) or promoter of the company or its holding, subsidiary or associate company or any relative of such director, KMP or promoter or anyone who beneficially holds 10% or more of the paid-up share capital of the company cannot be appointed as a trustee.

•	In case individuals or “one person companies” as defined under the Companies Act – 2013 are appointed as trustees, there shall be minimum of two such trustees

•	In case a corporate entity is appointed as trustee, it may be a sole trustee

•	Trustees of the trust which is governed under these regulations shall not vote in respect of shares held by such trust

•	Trustees to ensure appropriate approvals are taken to implement scheme(s) and undertake secondary market acquisition for the purpose of such scheme(s)

•	Trust shall not deal in derivatives and shall undertake delivery based transactions for the purpose of secondary acquisition as permitted by these regulations

•	Company can lend money to the trust on appropriate terms and conditions to acquire the shares either through fresh issue or secondary market acquisition for the purpose of implementation of scheme(s) subject to requirements of Companies Act, 2013 read with Companies (Share Capital and Debenture) Rules, 2014, as amended from time to time

•	Shareholding of trust shall be shown as “Non-Promoter and Non-Public” shareholding. Shares held by the trust shall not form part of public holdings which needs to be maintained at minimum of 25% as prescribed under Securities Contracts (Regulations) Rules, 1957

•	Secondary acquisition in a financial year by the trust shall not exceed 2% (two percent) of the paid up equity capital as at the end of previous financial year

•	The total number of shares under secondary market acquisition held by the trust shall at no time exceed the following limits as a percentage of the paid up equity capital as at the end of the financial year immediately prior to the year in which the shareholder approval is obtained for such secondary acquisition:

Particulars	Limit
Employee Stock Option Scheme (ESOS) + Employee Stock Purchase Scheme + Stock Appreciation Rights Scheme (SARS)	5%
General Employee Benefit Scheme (GEBS) or Retirement Benefit Scheme (RBS)	2%
For all the schemes in aggregate	5%

•	The above limits shall automatically include within their ambit the expanded capital of the company where such expansion has taken place on account of any corporate action including issue of bonus shares, split or right issues

•	In case the company has multiple trusts/schemes, the above limits are applicable for all trusts and schemes taken together at company level and not at the level of individual trust or scheme

•	The above limits are not applicable where shares are allotted to the trust by way of new issue or gift from promoter or promoter group or other shareholders

•	In the event of options, shares, SAR granted under any of the schemes exceeds the number of shares that the trust may acquire through secondary acquisition, then such shortfall of shares shall be made up by the company through new issue of shares in accordance with the provisions of new issue of shares under applicable laws

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•	The un-appropriated inventory of shares which are not backed by grants, acquired through secondary acquisition by the trust under ESOS, ESPS, SAR, GEBS and RBS, shall be appropriated within a reasonable period which shall not extend beyond the end of the subsequent financial year. If trust(s) existing as on the date of notification of these regulations are not able to appropriate the un-appropriated inventory within one year from such notification, the same shall be disclosed to the stock exchange(s) at the end of such period and then the same shall be sold on the recognized stock exchange(s) where shares of the company are listed, within a period of 5 (Five) Years from the date of notification of these regulations

•	The trust shall be required to hold the shares acquired through secondary acquisition for a minimum period of six months except where they are required to be transferred under following circumstances:

•	Participating in open offer under SEBI (Substantial Acquisition if Shares and Takeovers), Regulations, 2011, or

•	When participating in buy-back, delisting or any other exit offered by the company generally to its shareholders

•	Trust shall be permitted to undertake off-market transfer of shares only under following:

•	Transfer to employees pursuant to scheme(s)

•	Participating in open offer under SEBI (Substantial Acquisition if Shares and Takeovers), Regulations, 2011, or

•	When participating in buy-back, delisting or any other exit offered by the company generally to its shareholders

•	The trust shall not become a mechanism for trading in shares and hence shall not sell the shares in secondary market except under following circumstances:

•	Cashless exercise under ESOS

•	Vesting or exercise as the case may be of SAR

•	In case of emergency for implementing the schemes under GEBS and RBS and for this purpose:

•	The trustee shall record the reasons for such sale

•	Money so realized on sale of shares shall be utilized within a definite time period as stipulated under the scheme or trust deed

•	Participation in buy-back or open offers or delisting offers or any other exit offered by the company generally to its shareholders, if required

•	For repaying the loan, if the up-appropriated inventory of shares held by the trust is not appropriated within the timeline as discussed above

•	Winding up of the scheme(s)

•	Based on approval granted by SEBI to an applicant, for the reasons recorded in writing in respect of the schemes covered by ESOS, ESPS, SAR, GEBS and RBS, upon payment of a non-refundable fee of INR 100,000 (Rupees one lakh) along with the application by way of a banker’s cheque or demand draft payable at Mumbai in favor of the Board

The trust shall be required to make disclosures and comply with the other requirements applicable to insiders or promoters under the SEBI (Prohibition of Insider Trading) Regulations, 1992 or any modification or re-enactment thereto.

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